Exhibit 10.5

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), effective as of June 4, 2025 (the “Effective Date”), is made by and between Synaptogenix, Inc. (the “Company”) and Dr. Daniel L. Alkon, M.D. (the “Consultant”).

1.             Services.

(a)           During the Engagement Period, as that term is defined in Section 2(a) of this Agreement, the Consultant will provide services with respect to Bryostatin and such other services as requested by the Company from time to time.

(b)           Consultant shall have the title Director of the Bryostatin Platform Development Program and shall work with a Committee, consisting initially of Josh Silverman and Bill Singer to explore ways to continue developing the Bryostatin assets of the Company.

2.             Term.

(a)           Term. The term of this Agreement shall commence on the Effective Date and shall continue for a twelve month term, unless earlier terminated by the Company or the Consultant pursuant to Section 2(b) below (the “Engagement Period”).

(b)           Other Terminations. Either party may terminate this Agreement at any time by providing seven (7) days advance notice to the other party.

(c)           No Other Benefits. Except any accrued but unpaid fees in accordance with Section 3(a), the Consultant shall not be entitled to any other fees, bonuses, benefits, perquisites or compensation from the Company after the date of termination or expiration of this Agreement. The Company shall have no liability to the Consultant following any termination of this Agreement.

3.             Payment.

(a)             Base Fee. Commencing on June 4, 2025, the Consultant will be paid a fee of $12,500 per month. The Company will pay the consulting fees due to the Consultant 100% on the last day of the current month of services rendered.

(b)             Incentive Fee. The Consultant may refer a potential transaction counter-party to the Company (a “Consultant-referred Party”). Any such referral shall be in writing. If the Company authorizes in writing continued discussions with such Consultant-referred Party as to a (i) a possible sale (“Sale Transaction”), by the Company or its subsidiaries, of one or more of its assets related to Bryostatin, including the related patents, know how and other intellectual property (together the “Bryostatin Portfolio”) and/or (ii) a joint venture, partnership, strategic alliance or licensing transaction relating to the Bryostatin Portfolio (a “Partnership Transaction”), and an agreement is executed as to such Sale Transaction or Partnership Agreement during the term of this Agreement or one year thereafter, the Company agrees to pay Consultant the following:

(i)             In the event of a Sale Transaction, a fee, equal to 3% of the aggregate consideration in a Sale Transaction, For purposes hereof, the term “aggregate consideration” means the total amount of cash and the fair market value (on the date of receipt of any such assets with respect to the Sale Transaction) of all other property paid to the Company and its subsidiaries in connection with a Sale Transaction received by the Company, whether or not received during the Engagement Period.

(ii)            In the event of a Partnership Transaction, a fee, equal to 3% of the partnership consideration received by the Company in a Partnership Transaction. For purposes hereof, the term “partnership consideration” means all upfront cash paid to the Company and its subsidiaries in respect of the Partnership Transaction and related contingent fees, including royalty, milestone, contingent, deferred or other payments as and when received by the Company, whether or not received during the Engagement Period.

(c)           For the avoidance of doubt, no fees shall be paid or payable hereunder with respect to a sale of the Company or substantially of its assets or in respect of any investment in, or grant to, the Company or its subsidiaries, even if such transaction is motivated by an interest in the Bryostatin Portfolio and related projects or related thereto.

(d)          The Company acknowledges and agrees that the Consultant may receive consideration from a Consultant-referred Party, following termination of the Engagement Period, for his participation and/or counsel in connection with the development of the Bryostatin Portfolio by the Consultant-referred Party.

(e)           Independent Contractor Status. The Consultant hereby acknowledges and agrees that the Consultant is an independent contractor with respect to the Company and not an agent, partner, joint venturer, or employee of the Company. The Company shall not be responsible for withholding taxes with respect to the Consultant’s fees hereunder. The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits or employee benefits of any kind, and the Consultant hereby waives all of the foregoing.

4.             Nondisclosure of Confidential and Proprietary Information.

(a)           Obligation to Maintain Confidentiality. The Consultant acknowledges that the Consultant had had and will continue to have access to and possession of trade secrets, confidential information, and proprietary information (collectively, as defined more extensively below, “Confidential Information”) of the Company, its parents, subsidiaries, and affiliates and its and their respective customers, suppliers, manufacturers, collaborators, partners, clients, licensors, licensees, and other business relations. The Consultant recognizes and acknowledges that this Confidential Information is valuable, special, and unique to the Company’s business, and that access thereto and knowledge thereof are essential to the Consultant’s performance of services. During the Engagement Period and thereafter, the Consultant will keep secret and will not use or disclose to any person or entity other than the Company, in any fashion or for any purpose whatsoever, any Confidential Information relating to the Company, its parents, subsidiaries, affiliates, or its or their respective customers, suppliers, manufacturers, collaborators, partners, clients, licensors, licensees, and other business relations, except at the request of the Company. The Consultant will use no less than a reasonable standard of care to prevent disclosing to third parties any Confidential Information. This Section 4(a) shall not preclude the Consultant from the use or disclosure of any and all information known generally to the public or from disclosure of information required by law or court order, provided that the Company is reasonably notified of any such disclosure required by law or court order in order for the Company to seek a protective order and after all reasonable remedies for maintaining the Confidential Information in confidence have been examined, is afforded the opportunity, to the extent practicable, to dictate the manner and timing of any such disclosure.

(b)           Definition. The term “Confidential Information” shall mean trade secrets, confidential data and confidential information relating to the business of the Company, its parents, subsidiaries, or affiliates or its or their respective customers, suppliers, manufacturers, collaborators, partners, clients, licensors, licensees, and other business relations, that is or has been disclosed to the Consultant or of which the Consultant became aware as a consequence of or through the Consultant’s engagement with the Company and that has value to the Company and includes but is not limited to information (including in written form, in digital form, in graphic form, in electronically stored form, or in oral transmission or memorization) concerning the Company’s business or operations plans, strategies, portfolio, prospects or objectives, structure, products, product development, technology, distribution, sales, services, support and marketing plans, practices, and operations, research and development and financial records and information.

(c)           Third Party Information. The Consultant further recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Engagement Period and thereafter, the Consultant will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Third Party Information, except in connection with the services required under this Agreement for the Company, unless expressly authorized by the Company in writing.

(d)           Treatment and Ownership of Confidential Information. The Consultant shall store and maintain all Confidential Information in a secure place. On the termination or expiration of the Engagement Period, the Consultant shall, at the Company’s option, promptly deliver to the Company or destroy all records, data, information, and other documents, in any form or medium, produced or acquired by the Consultant during the Engagement Period, and all copies thereof. Such material at all times will remain the exclusive property of the Company, unless otherwise agreed to in writing by the Company. Upon termination or expiration of the Engagement Period, the Consultant shall make no further use of any Confidential Information on his or his own behalf or on behalf of any other person or entity other than the Company.

(e)           Use of Information of Prior Employers. At no time will the Consultant improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Consultant has an obligation of confidentiality, or bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Consultant has an obligation of confidentiality unless consented to in writing by that former employer or person and agreed to by the Company.

(f)            Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Consultant hereby acknowledges that Consultant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Consultant files a lawsuit or other court proceeding against the Company for retaliating against Consultant for reporting a suspected violation of law, Consultant may disclose the trade secret to the attorney representing Consultant and use the trade secret in the court proceeding, so long as Consultant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.            Return of Company Property. Upon any termination of this Agreement, the Consultant will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns. The Consultant expressly acknowledges and agrees that any property situated on the Company’s premises and owned by the Company (including computer disks and other digital, analog or hard copy storage media, filing cabinets or other work areas) is subject to inspection by Company personnel at any time with or without notice.

6.             Intellectual Property. The Consultant acknowledges that Consultant has been providing services to the Company since on or around October 30, 2012 (the “Start Date”). Any know-how, inventions, discoveries, data, information, specifications, sketches, drawings, records, reports, proposals, software, charts, designs, documents, notebook and work sheet entries, whether or not of a technical, operational, or economic nature, and any United States and foreign patent applications related thereto, which are or were conceived or developed by the Consultant (including, without limitation, since the Start Date), whether individually, or jointly with any Company employee, and arising out of the services provided to the Company or out of exposure to Confidential Information (including, without limitation, any services or any exposure since the Start Date), are hereby assigned, and shall be assigned, to the Company, and shall be the sole property of the Company. The Consultant agrees to promptly notify the Company of any patentable inventions which are conceived or reduced to practice by or for the Consultant in connection with the Consultant services to the Company. The Consultant shall perform such acts and execute such assignments, papers, agreements and instruments as are necessary to vest, ensure and perfect the Company’s rights and title therein. Except as otherwise provided herein, the Consultant further agrees that all reports, information, data and documents developed or generated during the Consultant’s services (including any Confidential Information) shall be deemed works made for hire for the Company and shall be owned solely, exclusively and entirely by the Company and shall be usable by the Company for any purpose. As to any such materials subject to the protection of the Copyright Act of 1976 (including any of same which are not deemed works made for hire for any reason), the Consultant agrees that all rights to copyright and reproduction shall be the property of the Company, and the Consultant shall execute any and all such assignments, papers, agreements and instruments as are necessary to vest, ensure and perfect the Company’s title and copyright therein. Notwithstanding the foregoing, this Section does not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on the Consultant’s own time, unless (i) the invention relates to the business of the Company or the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by the Consultant for the Company. Consultant has attached hereto, as an exhibit, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Consultant prior to Consultant’s service (collectively referred to as “Prior Inventions”), which belong to Consultant, which relate to the Company’s business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Consultant represents that there are no such Prior Inventions.

7.             Legal and Equitable Remedies. Because the Consultant’s services are personal and unique and because the Consultant has and will continue to have access to, and become acquainted with, Confidential Information of the Company, the Consultant expressly acknowledges and agrees that (i) a breach or threatened breach of any of Sections 4 or 5 by the Consultant would result in irreparable harm for which money damages would be an inadequate remedy, and (ii) the Company will have the right to enforce Sections 4 and 5 and any of their provisions by injunction, restraining order, specific performance or other injunction relief, without posting a bond or other security, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. The Company’s remedies under this Section 7 are not exclusive and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise.

8.             Notices. Any notice of communication permitted or required by this Agreement shall be in writing and shall be effective from the date delivered personally or sent via electronic email, overnight courier or certified mail, return receipt requested:

If to the Company:	Synaptogenix,Inc.
1185 Avenue of the Americas, 3rd Floor
New York, NY 10036
Attn: Robert Weinstein
Title: Chief Financial Officer
Email: rweinstein@synaptogen.com

If to the Consultant:	Dr.Daniel L. Alkon, M.D
4604 Dorset Ave.
Somerset, MD 20815
Email: dalkon@synaptogen.com

9.             General.

(a)           Waiver. No waiver by either party to this Agreement of any breach of this Agreement will be a waiver of any preceding or subsequent breach. No waiver by either party to this Agreement of any right under this Agreement will be construed as a waiver of any other right. The parties will not be required to give notice to enforce strict adherence to all terms of this Agreement.

(b)           Successors and Assigns. Neither this Agreement nor any of the Consultant’s rights, powers, duties, or obligations hereunder may be assigned by the Consultant. This Agreement shall be binding upon and inure to the benefit of the Consultant and the Consultant’s heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and successor shall thereafter be deemed the “Company” for the purpose hereof.

(c)           No Strict Construction; Descriptive Headings; Interpretation. The captions and Section headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(d)           Choice of Law; Venue. The validity and construction of this Agreement or any of its provisions will be governed by, and constructed in accordance with, the laws of the State of New York without regard to its conflicts of law. The Consultant hereby irrevocably submits to the exclusive jurisdiction of the courts of the United States of America located in the State of New York, for the purposes of any action or lawsuit arising out of this Agreement. The Consultant expressly acknowledges and agrees that service of any process, summons, notice, or document by personal delivery, by registered mail, or by a recognized international express delivery service to the Consultant’s address set forth in Section 8 shall be effective service of process for any action or lawsuit in the applicable court with respect to any matters to which it has submitted to jurisdiction in this Section 9(d).

(e)           Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument.

(f)            Complete Agreement. This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter. Any modification to this Agreement must be in writing and must be signed by both parties.

(g)            No Third Party Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity will have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

(h)           Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

(i)            Consultant’s Acknowledgements. The Consultant hereby expressly acknowledges and represents that (i) it has consulted with independent legal counsel regarding its rights and obligations under this Agreement, and (ii) that the agreements herein are reasonable and necessary for the protection of the Consultant and the Company and are an essential inducement to the Company to enter into this Agreement.

(j)            Survival. Sections 4 through 9 shall survive the termination or expiration of the Consultant’s engagement and the assignment of this Agreement by the Company to any successor in interest or other assignee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

Synaptogenix, Inc.

By:	/s/ Robert Weisntein
Name:	Robert Weinstein
Title:	Chief Financial Officer

Consultant:

/s/ Daniel Alkon
Dr. Daniel L. Alkon, M.D.

[Signature Page to Consulting Agreement]

Exhibit A

June 4, 2025

Alan Tuchman, M.D.

Chief Executive Officer

Synaptogenix, Inc.

1185 Avenue of the Americas, 3rd Floor
New York, NY 10036

Re:	Resignation

Dear Dr. Tuchman:

I hereby resign effective as of June 4, 2025 as President and Chief Scientific Officer of Synaptogenix, Inc. and as a member of its Board of Director and any and all committees thereof. I acknowledge that other than accrued wages owed through today, I am not owed any additional or further compensation from the Company.

Sincerely,

/s/ Daniel Alkon
Dr. Daniel L. Alkon, M.D.

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